FIRST AMENDMENT TO LOAN AGREEMENT

Dated as of August 1, 2019

Between

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

And

NEW JERSEY NATURAL GAS COMPANY

Supplementing and amending that certain
Loan Agreement
dated as of August 1, 2011

New Jersey Economic Development Authority
$9,545,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011A (Non-AMT)
(New Jersey Natural Gas Company Project)
and
$41,000,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011B (AMT)
(New Jersey Natural Gas Company Project)
and
$46,500,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011C (AMT)
(New Jersey Natural Gas Company Project)

FIRST AMENDMENT TO LOAN AGREEMENT

________________________
TABLE OF CONTENTS

(This Table of Contents is not a part of this First Amendment to Loan Agreement and is only for convenience of reference.)

-i-

First Amendment to Loan Agreement
This First Amendment to Loan Agreement (this “First Amendment”) is made and entered into as of August 1, 2019 between the New Jersey Economic Development Authority, a body politic and corporate duly organized and validly existing under the laws of the State of New Jersey (the “Authority”), and New Jersey Natural Gas Company, a New Jersey corporation (the “Borrower”):
Witnesseth:
Whereas, on August 29, 2011, the Authority issued its $9,545,000 in aggregate principal amount of Natural Gas Facilities Refunding Revenue Bonds, Series 2011A (Non-AMT) (New Jersey Natural Gas Company Project) (the “Series 2011A Bonds”), its $41,000,000 in aggregate principal amount of Natural Gas Facilities Refunding Revenue Bonds, Series 2011B (AMT) (New Jersey Natural Gas Company Project) (the “Series 2011B Bonds”) and its $46,500,000 in aggregate principal amount of Natural Gas Facilities Refunding Revenue Bonds, Series 2011C (AMT) (New Jersey Natural Gas Company Project) (the “Series 2011C Bonds” and together with the Series 2011A Bonds and the Series 2011B Bonds, the “Bonds”) pursuant to an Indenture, dated as of August 1, 2011, between the Authority and U.S. Bank National Association, as trustee (the “Trustee”), as amended and restated by the Amended and Restated Indenture, dated as of September 1, 2014, between the Authority and the Trustee (the “Original Indenture”); and
Whereas, in connection with the issuance of the Bonds, the Authority and the Borrower executed and delivered the Loan Agreement dated as of August 1, 2011 between the Authority and the Borrower (the “Original Loan Agreement”); and
Whereas, the Original Indenture is being supplemented and amended by the First Supplemental Indenture of even date herewith (together, the “Indenture”) in connection with (i) the extension of the related maturity for the Series 2011A Bonds and the Series 2011B Bonds, (ii) the exchange of the previously issued Series MM First Mortgage Bonds and Series NN First Mortgage Bonds for new series of corresponding First Mortgage Bonds (as defined in the Indenture), and (iii) other certain changes to the Original Indenture and the Bonds; and
Whereas, Section 10.4 of the Original Loan Agreement and Section 9.5 of the Original Indenture provide that certain amendments to the Original Loan Agreement may not be made without the consent of the Trustee and the Holders of all of the Bonds then Outstanding; and
Whereas, the Authority and the Borrower desire to enter into this First Amendment, as permitted by Section 10.4 of the Original Loan Agreement and Section 9.5 of the Original Indenture, and have obtained the written approval of the Authorized Representative of each of the Authority and the Borrower; and
Whereas, the Authority and Borrower, pursuant to Section 10.4 of the Original Loan Agreement and Section 9.5 of the Original Indenture, have obtained the written consent of the Trustee and the consents of the Holders of all of the Bonds Outstanding to such amendments to the Original Loan Agreement contained in this First Amendment to Loan Agreement are deemed to have been given effective August 22, 2019 by virtue of their purchase of the Bonds on such date; and
Whereas, all Bonds issued under the Indenture will be payable from and secured by a pledge of this Loan Agreement, and secured by a pledge of the First Mortgage Bonds; and
Whereas, the execution and delivery of this First Amendment have been in all respects duly and validly authorized by proper action duly adopted by the governing body of the Authority; and
Whereas, the execution and delivery of the Bonds and of this First Amendment have been duly authorized and all things necessary to make the Bonds, when executed by the Authority and authenticated by the Bond Registrar, valid and binding legal obligations of the Authority and to make this First Amendment a valid and binding agreement have been done;
Now, Therefore, in consideration of the foregoing and of the mutual covenants herein set forth, the parties hereto agree as follows:
Article I
Definitions
Section 101.    Definitions of Terms For all purposes of this First Amendment, in addition to the terms defined above in the Whereas clauses, unless the context clearly requires otherwise, all terms defined in Article I of the Indenture (as defined below) have the same meanings in this First Amendment.
Article II
Amendments to Original Loan Agreement
Section 201.    Amendments to Recitals of Original Loan Agreement (a) The sixth “Whereas” recital is hereby amended to read as follows: “Whereas, after due investigation and deliberation, the Authority has approved the Borrower’s application and authorized the issuance of the Bonds pursuant to an Indenture, dated as of August 1, 2011, as amended and restated by the Amended and Restated Indenture, dated as of September 1, 2014, and further supplemented and amended by a First Supplemental Indenture, dated as of the date hereof (together, and as may hereafter be further supplemented and amended, the “Indenture”), between the Authority and U.S. Bank National Association, as trustee (the “Trustee”);”.
(b)    Reference to the First Mortgage Bonds in the seventh “Whereas” recital is hereby amended to read as follows: “(i) $9,545,000 First Mortgage Bonds, Series BBB due 2039 (the “Series BBB First Mortgage Bonds”), (ii) $41,000,000 First Mortgage Bonds, Series CCC due 2043 (the “Series CCC First Mortgage Bonds”), and (iii) $46,500,000 First Mortgage Bonds, Series OO due 2041 (the “Series OO First Mortgage Bonds”; which collectively with the Series BBB

First Mortgage Bonds and the Series CCC First Mortgage Bonds shall be the “First Mortgage Bonds”)”.
Section 202.    Amendment to the Original Loan Agreement The Original Loan Agreement is hereby amended such that all references to “Release Date” are inoperative and of no force and effect.
Section 203.    Amendment to Article IV of the Original Loan Agreement The first paragraph of Section 4.2(a) of the Original Loan Agreement is hereby amended to read as follows: “On or before 12:30 p.m. New York City time on each Bond Payment Date (as hereinafter defined), until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Borrower covenants and agrees to pay to the Trustee as a repayment on the loan made to the Borrower from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture. In the event of any mandatory or optional redemption of the Bonds, the Borrower will pay or cause to be paid in accordance with the terms of the Indenture an amount equal to the applicable redemption price as a prepayment of that portion of the Loan corresponding to the Bonds to be redeemed, together with applicable premium (if any) and interest accrued to the date of redemption. Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee. The term “Bond Payment Date” as used in this Section 4.2(a) shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether on an Interest Payment Date, upon redemption, acceleration, maturity or otherwise.”
Section 204.    Amendment to Article VII of the Original Loan Agreement Section 7.1(a) of the Original Loan Agreement is hereby amended to read as follows: “(a)(i) Failure of the Borrower to make any Loan Payment with respect to principal of or premium, if any, on the Bonds required by Section 4.2(a) hereof or under the First Mortgage Bonds when due (whether at maturity or upon redemption or acceleration); or (ii) Failure by the Borrower to make any Loan Payment with respect to interest on the Bonds required by Section 4.2(a) hereof or under the First Mortgage Bonds when due and the continuation of such failure for a period of five Business Days; or”.
Section 205.    Amendments to Article X of the Original Loan Agreement Section 10.1 of the Original Loan Agreement is hereby amended to delete the notice address of the Underwriter, to update the notice addresses for the Authority and the Trustee, and to add the notice address of the Remarketing Agent as follows:
“To the Authority:        New Jersey Economic Development Authority
P.O. Box 990
Trenton, New Jersey 08625-0990
Attention: Daniel T. Weick, Managing Director -                      Post Closing Financial Services”

“To the Trustee:        U.S. Bank National Association
333 Thornall Street, 4th Floor
Edison, New Jersey 08837
Attention: Corporate Trust Dept.”

“To the Remarketing Agent:    U.S. Bancorp Investments, Inc.
214 North Tryon Street, 30th Floor
Charlotte, North Carolina 28202
Attention: Hector Hernandez”
Section 206.    Amendments to Exhibit B of the Original Loan Agreement With respect to the Series BBB First Mortgage Bonds and the Series CCC First Mortgage Bonds, Exhibit B, Form of First Mortgage Bonds, of the Original Loan Agreement is hereby replaced with Exhibit A, Form of Series BBB and Series CCC First Mortgage Bonds, attached hereto.
Article III
Miscellaneous
Section 301.    Agreement Confirmed Except as amended by this First Amendment, all of the provisions of the Original Loan Agreement shall remain in full force and effect, and from and after the effective date of this First Amendment shall be deemed to have been amended as herein set forth.
Section 302.    Severability If any provision of this First Amendment shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever.
Section 303.    Counterparts This First Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 304.    Applicable Provisions of Law This First Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.
Section 305.    Effective Date This First Amendment shall become effective on the date the written approval of the Authorized Representative of each of the Authority and the Borrower is evidenced by the execution hereof and the written consent of the Trustee is received.

In Witness Whereof, the Authority and the Borrower have caused this First Amendment to be executed in their respective corporate names, and attested by their duly authorized officers, respectively, all as of the date first above written.

New Jersey Economic Development Authority

By: /s/ Daniel T. Weick
Managing Director - Post Closing
Financial Services

Attest:

By: /s/ Richard T. LoCascio
Assistant Secretary

New Jersey Natural Gas Company

By: /s/ Roberto F. Bel
Vice President, Treasurer

Attest:

By: /s/ Richard Reich
Corporate Secretary

[Signature Page to First Amendment to Loan Agreement]

Consent of the Trustee
Pursuant to Section 10.4 of the Loan Agreement, dated as of August 1, 2011, between the New Jersey Economic Development Authority (the “Authority”), and New Jersey Natural Gas Company (the “Borrower”), and Section 9.5 of the Amended and Restated Indenture, dated as September 1, 2014, between the Authority and U.S. Bank National Association, as trustee (the “Trustee”), the Trustee hereby consents to the execution and delivery of the First Amendment to Loan Agreement dated as of August 1, 2019 between the Authority and the Borrower, in the form attached hereto.

U.S. Bank National Association

By:	/s/ Christopher E. Golabek
Christopher E. Golabek
Vice President

Date: August 22, 2019

[Trustee Consent to First Amendment to Loan Agreement]

Exhibit A

Form of Series BBB and Series CCC First Mortgage Bonds
No. ___-1                                        $__________

New Jersey Natural Gas Company

First Mortgage Bond, Series ___

Due 20__
New Jersey Natural Gas Company (hereinafter called the “Company”), a corporation organized and existing under the laws of the State of New Jersey, for value received, hereby promises to pay to U.S. Bank National Association, as EDA Loan Trustee (as defined below), or (subject to the transfer restrictions specified below) registered assigns, on the first day of August, 20__, or upon earlier redemption, ___________________________ Dollars ($__________), in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon from the date hereof until the principal hereof shall have been paid, at the minimum rate per annum necessary to yield interest in amounts sufficient, when taken together with other amounts available therefor under the EDA Bond Indenture (as defined below), to pay the interest from time to time payable on the Natural Gas Facilities Refunding Revenue Bonds, Series 2011_ (___) (New Jersey Natural Gas Company Project) (the “2011_ EDA Bonds”) of the New Jersey Economic Development Authority (the “Authority”), and thereafter (if default be made in the payment of such principal or interest, or premium, if any, on redemption) at the rate provided in the EDA Bond Indenture on such principal or (to the extent legally enforceable) on such interest, until the same shall be paid, in like coin or currency, computed on the same basis as the 2011_ EDA Bonds, but in no event shall the interest rate on this Bond exceed twelve percent (12%) per annum. Interest on this Bond shall be payable on the first business day preceding each date on which interest shall from time to time be payable on the 2011_ EDA Bonds. This Bond is issued and delivered to the EDA Loan Trustee (in conjunction with the assignment by the Authority of certain of its rights under a loan agreement dated as of August 1, 2011, as supplemented and amended by the First Amendment to Loan Agreement dated as of August 1, 2019 (together, and as the same may be further supplemented and amended, the “Loan Agreement”), each between the Authority and the Company, to the EDA Loan Trustee), for the benefit and security of the holders of the 2011_ EDA Bonds. The obligation of the Company to make payments with respect to the principal of, premium, if any, and interest on this Bond shall be fully or partially, as the case may be, satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of, premium, if any, and interest on any of the 2011_ EDA Bonds shall have been fully or partially paid from payments made by the Company under the Loan Agreement or from other moneys expressly available therefor in the principal and interest account for the 2011_ EDA Bonds, or as far as principal is concerned, reduced by the principal amount of any of the 2011_ EDA Bonds deemed paid pursuant to Article X of the EDA Bond Indenture. Payments of principal, premium, if any, and interest are to be made at the principal office of the Trustee referred to hereinafter in the Town of Edison, New Jersey or, at the option of the Company, at the “Principal Office” of the trustee under an Amended and Restated Indenture dated as of September 1, 2014, as supplemented and amended by a First Supplemental Indenture dated as of August 1, 2019 (together, and as the same may be further supplemented and amended, the “EDA Bond Indenture”), each between the Authority and U.S. Bank National Association, as trustee (the “EDA Loan Trustee,” as such term, “Principal Office,” is defined in the EDA Bond Indenture). The term “business day” shall mean “Business Day,” as defined in the EDA Bond Indenture.
This Bond is one of an authorized issue of Bonds of the Company known as its “First Mortgage Bonds” (the “Bonds”) of an unlimited permitted aggregate principal amount, except as provided in the Indenture hereinafter mentioned, and issued and to be issued in one or more series under, and all equally and ratably secured (except as any sinking, amortization, improvement, renewal or other analogous fund, established in accordance with the provisions of the Indenture hereinafter mentioned, may afford additional security for the Bonds of any particular series) by, an Amended and Restated Indenture of Mortgage, Deed of Trust and Security Agreement dated as of September 1, 2014, as amended (hereinafter called the “Indenture”), executed by the Company to U.S. Bank National Association, as Trustee (herein called the “Trustee”), to which Indenture, including all indentures supplemental thereto, reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the holders of said Bonds, the Trustee and the Company in respect of such security, and the terms and conditions upon which said Bonds are and are to be issued and secured.
As provided in said Indenture, said Bonds are issuable in series which may vary as in said Indenture provided or permitted. This Bond is one of a series of Bonds entitled “First Mortgage Bonds, Series ___ due 20__” (sometimes herein called “20__ Series ___ Bonds”).
The Company has entered into the Loan Agreement with the Authority, a public instrumentality of the State of New Jersey and a public body corporate and politic organized and existing under the New Jersey Economic Development Authority Act, providing for (i) the issuance by the Authority of its 2011_ EDA Bonds to finance part of the cost of refunding the Series ___ Bonds (as defined in the EDA Bond Indenture); (ii) the loan by the Authority of the proceeds of the 2011_ EDA Bonds pursuant to the Loan Agreement; and (iii) the payment of the 2011_ EDA Bonds from loan payments and certain other amounts payable by the Company under the Loan Agreement as secured by the First Mortgage Bonds, Series ___ due 20__ in the amount of $__________ to be issued pursuant to the Sixth Supplemental Indenture dated as of August 1, 2019, supplementing the Indenture.
The 2011_ EDA Bonds are payable from payments made, or caused to be made, by the Company of principal of, premium, if any, and interest on the Loan (defined in the EDA Bond Indenture) and secured by the First Mortgage Bonds, Series ___ due 20__. Under certain terms and conditions, moneys held under and pursuant to the Loan Agreement and credits arising by reason of the purchase or redemption of the 2011_ EDA Bonds shall be applied in like manner against payment obligations on the First Mortgage Bonds, Series ___ due 20__ and to the extent so applied shall satisfy a like amount otherwise due thereunder.

To the extent permitted by the Indenture and as provided therein, with the consent of the Company and upon the written consent of the holders of at least sixty-six and two-thirds percent (66‑2/3%) in principal amount of the Bonds then outstanding and entitled to consent, and of not less than sixty-six and two-thirds (66-2/3%) percent in principal amount of the Bonds then outstanding and entitled to consent of each series affected thereby in case one or more but less than all of the series of Bonds issued under the Indenture are so affected, the rights and obligations of the Company and of the holders of Bonds and the terms and provisions of the Indenture, including any instrument supplemental thereto, may be modified from time to time, provided that no such modification or alteration shall be made without the consent of the holders of all of the Bonds which would (i) postpone the date fixed herein or in the Indenture for the payment of the principal of, or any installment of interest on, the Bonds, or (ii) reduce the principal of, premium, if any, on, or the rate of interest payable on, the Bonds, or (iii) reduce the percentage of the principal amount of Bonds the consent of which is required for the authorization of any such modification or alteration, or which would modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.
The First Mortgage Bonds, Series ___ due 20__, are not subject to prepayment or redemption, in whole or in part, pursuant to Article Ten of the Indenture, except as hereinafter in this Bond expressly provided, including with reference to Section 8.08 of the Indenture.
This Bond shall be subject to mandatory redemption as follows: payments of principal of and premium on the 20__ Series ___ Bonds shall be made to the EDA Loan Trustee to redeem 20__ Series ___ Bonds in such amounts as shall be necessary, in accordance with the provisions of the Loan Agreement, to provide funds under the Loan Agreement to (a) make, when due, payment at maturity (including, without limitation, maturity upon acceleration of the 2011_ EDA Bonds) and (b) make, when due, any prepayment required by the Loan Agreement in connection with any mandatory, special mandatory, optional or extraordinary optional redemption of 2011_ EDA Bonds; provided, however, that the obligation of the Company to make any redemption payments under this paragraph shall be fully or partially, as the case may be, satisfied and discharged to the extent that at any time such payment shall be due, the then due payment at maturity or redemption payment on any of the 2011_ EDA Bonds shall have been fully or partially made from payments made by the Company under the Loan Agreement or from other moneys expressly available therefor in a redemption account or subaccount for the 2011_ EDA Bonds or, as far as principal is concerned, reduced by the principal amount of any 2011_ EDA Bonds deemed paid pursuant to Article X of the EDA Bond Indenture.
In the case of the redemption of the First Mortgage Bonds, Series ___ due 20__, out of monies deposited with the Trustee pursuant to Section 8.08 of the Indenture, such First Mortgage Bonds, Series ___ due 20__, shall, upon compliance with provisions of Section 10.02 of the Indenture, and subject to the provisions of Section __ and Section __ of the Sixth Supplemental Indenture thereto, be redeemable at the principal amounts thereof, together with the interest accrued to the date fixed for redemption without premium.
If this Bond, or any portion hereof, is called for redemption in accordance with the foregoing provisions and payment thereof is duly provided for as specified in the Indenture, interest shall cease to accrue hereon or on such portion, as the case may be, from and after the date fixed for redemption.
If an Event of Default, as defined in said Indenture, shall occur, the principal of this Bond may become or be declared due and payable, in the manner and with the effect provided in said Indenture.
This Bond is transferable only to a successor EDA Loan Trustee under the EDA Bond Indenture by the registered owner hereof in person or by attorney authorized in writing, on the books of the Trustee in the Town of Edison, New Jersey, and on the books of the Company at its principal office in the State of New Jersey, upon surrender for cancellation of this Bond and on payment of charges, and upon any such transfer a new registered Bond or Bonds, of the same series, for the same aggregate principal amount, will be issued to the transferee in exchange herefor.
The Company and the Trustee and any paying agent may deem and treat the person in whose name this Bond is registered as the absolute owner hereof, for the purpose of receiving payment of or on account of the principal and premium, if any, hereof and interest due hereon, and for all other purposes, and neither the Company nor the Trustee nor any paying agent shall be affected by any notice to the contrary.
No recourse under or upon any obligation, covenant or agreement contained in the Indenture, including any indenture supplemental thereto, or in any Bond, or because of any indebtedness thereby secured, shall be had against any incorporator, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation under any rule of law, statute or constitution or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise; it being expressly agreed and understood that the Indenture, any indenture supplemental thereto and the obligations thereby secured, are solely corporate obligations, and that no personal liability whatever shall attach to, or be incurred by, such incorporators, stockholders, officers or directors, as such, of the Company or of any successor corporation, or any of them, because of the incurring of the indebtedness thereby authorized, or under or by reason of any of the obligations, covenants or agreements contained in the Indenture, including any indenture supplemental thereto, or in any of the Bonds, or implied therefrom.
This Bond shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee, or its successor as Trustee under said Indenture.

In Witness Whereof, the Company has caused this Bond to be signed in its name by its President or one of its Vice Presidents, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries.

Dated: August __, 2019	New Jersey Natural Gas Company
Attest

_________________________________	By: ______________________________

Name:	Name:

Title:	Title:
[Seal]

Trustee’s Certificate of Authentication
This is one of the Bonds described in the within-mentioned Indenture.
U.S. Bank National Association,
as Trustee

By:
Authorized Officer